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EXHIBIT 10.1

                              Engagement Agreement

                    FIELDWORKS, INCORPORATED (THE "COMPANY")

The parties to this Engagement Agreement (the "Agreement") include Goldsmith, Agio, Helms & Lynner, Ltd. ("GAH") on the one hand and the COMPANY on the other hand. This is to confirm the COMPANY's retention of GAH for a minimum period of six months from the date hereof, as its exclusive agent to assist it with a merger, sale, or any similar transaction related to the COMPANY. After six months, GAH will proceed on a month-to-month basis until the COMPANY provides GAH with written 30-day notice of termination of this Agreement.

1. GAH's Performance. Throughout the course of its engagement, GAH will follow all Process Guidelines set forth in Exhibit A.

2. Types of Transactions Covered. Transactions covered under this Agreement (individually, a "Transaction" and collectively, "Transactions") include any sale, exchange or other disposition of all or a material (equal to or greater than 50 percent) portion of the COMPANY, whether accomplished by a sale of assets or stock by or through the COMPANY and/or its shareholders (in piecemeal fashion or in a single transaction), and shall include without limitation any merger, tender or exchange offer, joint venture, equity investment, or recapitalization, or any other transaction, the effect of which is to change the control of the COMPANY. If a Transaction is completed during the term of this Agreement, GAH shall be entitled to its Accomplishment Fee provided herein. If, within a period of 18 months following the termination of this Agreement, a GAH Prospect acquires an equity interest greater than 10% but less than 50 percent, the GAH will be entitled to a fee payable immediately by the Company equal to 5 percent of the value of the total equity interest acquired by the GAH Prospect.

3. Equitable Agency Protection Period. If within a period of 18 months following termination of this Agreement, the COMPANY enters into a definitive agreement in principle to consummate a Transaction with a GAH Prospect, GAH's Accomplishment Fee shall be due and payable in full upon closing of such Transaction pursuant to Paragraph 6 below. For purposes of record-keeping and monitoring only, within approximately 30 days of the expiration of this Agreement, GAH will provide the COMPANY with a protective list of GAH Prospects.

4. GAH Prospect Defined. For purposes of this Agreement, "GAH Prospect" includes any party or parties: (i) whom GAH contacts on the COMPANY's behalf hereunder or whom GAH proposes to contact but does not as a result of the Company's withholding its approval; or (ii) with whom the COMPANY has any discussions relative to a possible Transaction during the term of this Agreement. GAH Prospects also include companies and individuals affiliated with any party described in (i) or (ii) above. The COMPANY agrees to provide to GAH the names of all parties who have contacted the COMPANY or whom the COMPANY has contacted relative to a possible Transaction in the one-year term prior to the date of this Agreement, or during the term of this Agreement for the purpose of pursuing a Transaction.

5. Accomplishment Fee and Total Consideration. The Full Accomplishment Fee shall be calculated as provided below:

     $650,000 plus

     o 4.0% of the amount of Total Consideration (as defined below in Paragraph 5) as of closing in excess of the Tier 1 Threshold Price (as defined below) up to the Tier 2 Threshold Price (as defined below), plus

     o 6.0% of the amount of Total Consideration as of closing in excess of the Tier 2 Threshold Price up to the Tier 3 Threshold Price (as defined below), plus

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     o    8.0% the amount of Total Consideration as of closing in excess of the
          Tier 3 Threshold Price.

     The Tier 1 Threshold Price assumes a $2.00 per share purchase price of the COMPANY's common shares and equals the sum of (a) the COMPANY's resulting fully diluted shares outstanding (defined below) as of the date of this Agreement (assuming the COMPANY's ongoing rights offering is terminated) multiplied by $2.00 per share, and (b) the COMPANY's borrowings, net of its cash in excess of $100,000, as of the date of this Agreement. The number of resulting fully diluted shares shall be calculated based on the fractional method, whereby it is assumed that the cash that would otherwise be paid to the COMPANY upon the exercise of the options and warrants having exercise prices less than $2.00 is used to repurchase the COMPANY's shares at $2.00 per share.

     The Tier 2 Threshold Price assumes a $2.50 per share purchase price of the COMPANY's common shares and equals the sum of (a) the COMPANY's resulting fully diluted shares outstanding (defined below) as of the date of this Agreement (assuming the COMPANY's ongoing rights offering is terminated) multiplied by $2.50 per share, and (b) the COMPANY's borrowings, net of its cash in excess of $100,000, as of the date of this Agreement. The number of resulting fully diluted shares shall be calculated based on the fractional method, whereby it is assumed that the cash that would otherwise be paid to the COMPANY upon the exercise of the options and warrants having exercise prices less than $2.50 is used to repurchase the COMPANY's shares at $2.50 per share.

     The Tier 3 Threshold Price assumes a $3.00 per share purchase price of the COMPANY's common shares and equals the sum of (a) the COMPANY's resulting fully diluted shares outstanding (defined below) as of the date of this Agreement (assuming the COMPANY's ongoing rights offering is terminated) multiplied by $3.00 per share, and (b) the COMPANY's borrowings, net of its cash in excess of $100,000, as of the date of this Agreement. The number of resulting fully diluted shares shall be calculated based on the fractional method, whereby it is assumed that the cash that would otherwise be paid to the COMPANY upon the exercise of the options and warrants having exercise prices less than $3.00 is used to repurchase the COMPANY's shares at $3.00 per share.

     The Accomplishment Fee shall be payable by the COMPANY to GAH at closing of a Transaction. The Accomplishment Fee will equal the Full Accomplishment Fee unless the COMPANY executes a definitive purchase and sale agreement with any party named in a separate letter from David Mell to GAH dated April 28, 2000 on or before June 4, 2000, in which case the Accomplishment Fee will equal either 33.33 percent of the Full Accomplishment Fee if the COMPANY executes such a definitive agreement on or before May 14, 2000 or
     66.67 percent of the Full Accomplishment Fee if the COMPANY executes such a definitive agreement after May 14, 2000 but on or before June 4, 2000. As described in Paragraph 7, the Accomplishment Fee may be reduced by up to $25,000 as an offset for the first $25,000 of retainers paid by the Company to GAH.

     GAH's Accomplishment Fee shall be based upon the total consideration ("Total Consideration") paid or payable directly or indirectly to the COMPANY and/or its shareholders (including holders of options or other stock rights), in connection with, or in anticipation of, the Transaction, regardless of how allocated or the form of consideration, and shall specifically include without limitation:

     (a) Cash paid and securities transferred to the COMPANY and/or holders of its securities at closing, including the cash value of any outstanding vested, by their terms or as a result of the Transaction, stock options or warrants that are "rolled over" or "carved out" as part of this Transaction;

     (b) In the case of a sale of stock by the COMPANY's shareholders, all liabilities of the COMPANY, other than trade payables and operating expenses accrued in the ordinary course of business, provided, however, that to the extent that the Company has cash in excess of $100,000, such cash shall offset, to the extent that the Company has borrowings, the amount of these borrowings. In the case of a sale of assets, all liabilities

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          of the COMPANY, other than trade payables and accrued operating expenses, which are assumed by the buyer;

     (c) The net present value (applying a discount rate equal to the then prevailing prime rate as quoted in The Wall Street Journal) of scheduled payments provided for in any leases by the purchaser of assets owned and retained by the COMPANY, its shareholders, or any affiliates thereof;

     (d) All deferred installments of the purchase price including promissory notes;

     (e) Any portion of the Total Consideration held in escrow subsequent to closing, included and payable as and when paid;

     (f) All non-compete compensation and the like, included and payable as and when paid;

     (g) Future payments that are contingent on the future earnings or operations of the COMPANY (or in the case of an asset sale, the underlying assets), included and payable as and when paid;

     (h) The fair market value of COMPANY assets retained after closing (including accounts receivable and real property) or transferred to its shareholders or any affiliates thereof after the date of this Agreement (including extraordinary bonuses, dividends, or other distributions of property or capital);

     (i) The value of any retained or acquired interest in the COMPANY or its successor, or the right to acquire such interest; and

     (j) Any extraordinary compensation to be paid to COMPANY and/or the Shareholder or affiliates thereof for services rendered subsequent to closing.

6. Payment of Accomplishment Fee. Except as otherwise provided below, GAH's Accomplishment Fee shall be paid in cash at closing. In the event that all or a portion of the Total Consideration includes capital stock, securities or other property (other than installment notes), the portion of GAH's Accomplishment Fee attributable thereto, shall be payable at closing in cash, based on the fair market value of such non-cash items as determined by mutual agreement of the parties. In the event the parties are unable to agree on the fair market value, GAH shall have the option to receive payment in like kind, or to cause an independent appraiser acceptable to the COMPANY to determine fair market value, the expense of which appraisal shall be shared equally by the parties. As noted above, any portion of the Accomplishment Fee due under parts (e), (f), and (g) of Paragraph 5 shall be paid to GAH as and when such amounts are paid to the Company or its shareholders.

7. Retainers and Expenses. The COMPANY shall pay to GAH a retainer, monthly in advance, of $15,000 per month for the term of this Agreement or until the earlier signing of a definitive agreement for a Transaction. The first $25,000 in retainers paid to GAH will offset by $25,000 the Accomplishment Fee, as defined in Paragraph 5. The COMPANY shall also reimburse GAH monthly in arrears for all reasonable out-of-pocket expenses incurred on behalf of the COMPANY. GAH shall provide detailed monthly itemized summaries of expenses for which reimbursement is requested by GAH. The COMPANY agrees that any unpaid payment (or portion thereof) of any fee, expense, retainer, or other amount payable to GAH shall bear interest payable at the highest rate of interest permissible by law, but not to exceed 12 percent per annum, from the date that such payment is due hereunder to the date that said payment is paid in full.

8. Indemnification. The COMPANY agrees not to assert claims against or recover from GAH (which term, for purposes of this paragraph, includes its directors, officers, shareholders, partners, limited partners, members and employees) for losses, claims, damages or liability to the COMPANY or its shareholders, arising out of or in connection with this engagement or performance by GAH of services hereunder, and to indemnify and hold GAH harmless against and from all losses, claims, damages or liabilities, and all actions, claims, proceedings and investigations in respect thereof (collectively, "Losses"), arising out of or in connection with this engagement or the performance by GAH of services hereunder, and to reimburse GAH for all reasonable legal and other out-of-pocket expenses as incurred by GAH in connection with investigating, preparing or defending any such Losses, whether or not GAH is named as a party thereto; provided, however, that the COMPANY shall not be liable to the extent such Losses are finally determined by arbitration as herein provided to have arisen out of

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     GAH's gross negligence or willful misconduct. In any event, if such indemnification is insufficient or unavailable pursuant to the foregoing sentence or otherwise, the COMPANY agrees to make contributions to any Losses paid or payable such that GAH will not be liable for more than the Accomplishment Fee paid to GAH. The foregoing rights to indemnification shall not limit any other rights that GAH may have at law or otherwise.

9. Reliance and Confidentiality. The COMPANY represents to GAH that any information provided to GAH does not and will not at any time contain any misstatement or untrue statements of a material fact or omit to state any and all material facts necessary to make the statements contained therein not false or misleading in light of the circumstances in which they were made. The COMPANY will continue to inform GAH of any material developments or matters that occur or come to the attention of the COMPANY, its shareholders, directors, officers, employees or affiliates. Additionally, once the final draft of the Confidential Memorandum has been prepared, the COMPANY will provide an approval letter that states that the material in the Confidential Memorandum is "true and not false or misleading and there are no omissions of material fact." In performing its services hereunder, GAH shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the COMPANY or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets. To the extent consistent with legal requirements, all information given to GAH by the COMPANY, unless publicly available or otherwise available to GAH without restriction or breach of any Confidentiality Agreement, will be held by GAH in confidence and will not be disclosed to anyone other than GAH's agents and advisors without the COMPANY's prior approval or used for any purpose other than those referred to in this Agreement.

10. Arbitration. The COMPANY and GAH both agree that any dispute between them in any way relating to this Agreement shall be determined and settled by arbitration in accordance with the rules of the American Arbitration Association. All costs associated with any such disputes (including both parties' legal fees) shall be allocated between the parties by the arbitrators. All decisions and awards of the arbitrators shall be final and binding on both parties, and may be enforced by any court with jurisdiction.

11. Fairness Opinion. In contemplation of a Transaction, the COMPANY and GAH's subsidiary Goldsmith, Agio, Helms Securities, Inc. ("GAHS") will enter into a separate engagement agreement pursuant to which GAHS will provide an opinion to the Board of Directors of the COMPANY as to the fairness of the Transaction from a financial point of view. Such engagement agreement will provide for a fee payable to GAHS of $100,000 upon delivery of the opinion, reimbursement of expenses (including legal counsel fees), and customary indemnification provisions.

12. Miscellaneous. This Agreement is transferable and assignable by GAH to any corporation under common control and ownership with GAH. All questions arising hereunder shall be determined according to Minnesota Law. Facsimile copies of this Agreement signed in counterpart shall be considered for all purposes, including delivery, as originals. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The provisions of this paragraph and Paragraphs 3, 6, 8, and 10 will survive the termination of this Agreement.

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Read and agreed to this 28th day of April, 2000 by:


FIELDWORKS, INCORPORATED:            GOLDSMITH, AGIO, HELMS & LYNNER, LTD.:


       /s/ David G. Mell                      /s/ Jack P. Helms
---------------------------------    -----------------------------------------
By:    David G. Mell                 By: Jack P. Helms
Its:   President & CEO                   President and Chief Operating Officer
                                         of Goldsmith, Agio, Helms and Company,
                                         its General Partner


                                         /s/ William S. Jarrett, Jr.
                                     -----------------------------------------
                                     By: William S. Jarrett, Jr.
                                         Managing Director

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                                    EXHIBIT A
                                       to
                              Engagement Agreement

                      GOLDSMITH, AGIO, HELMS & LYNNER, LTD.
                                       and
                             FIELDWORKS, INCOPORATED


                               PROCESS GUIDELINES


In the course of GAH's engagement hereunder, GAH will exercise its best efforts to:

(a) Maintain strict confidentiality of all financial and other proprietary information, data, and materials relating to the COMPANY except as provided below.

(b) Familiarize itself with the business, operations, physical assets, financial condition and prospects of the COMPANY.

(c) Develop a list of potential buyers of the COMPANY whom GAH believes in good faith to be financially qualified and potentially interested in participating in a Transaction.

(d) Not share with any GAH Prospect the identity of the COMPANY or any confidential information relating to the COMPANY unless the GAH Prospect has executed a Confidentiality Agreement in a form pre-approved by the COMPANY.

(e) Contact GAH Prospects on the COMPANY's behalf and, as appropriate, arrange for and orchestrate meetings between GAH Prospects and the COMPANY.

(f) Prepare a Confidential Memorandum for the COMPANY, and other analyses and data as may be reasonably requested by GAH Prospects, the final drafts of which will be presented to the COMPANY for its approval (which approval will take the form of a letter, from the COMPANY to GAH, representing that the material in the Confidential Memorandum is "true and not false or misleading and there are no omissions of material fact"); provided, however, that the Confidential Memorandum prepared by GAH is the joint property of GAH and the Company and may not be reproduced or distributed to parties other than the COMPANY's officers, directors, employees and representatives without the prior written consent of GAH and the Company.

(g) Work in the capacity outlined above with the COMPANY's legal counsel, accountants, and other advisors as reasonably requested and directed by the COMPANY.

(h) Present to the COMPANY all proposals from GAH Prospects and make recommendations as to the COMPANY's appropriate negotiating strategy and course of conduct.

(i) Assist in all negotiations and in all document review as reasonably requested and directed by the COMPANY.

(j)  The COMPANY has the right to reject any and all offers submitted to GAH.

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